Exhibit 99.1

FOR IMMEDIATE RELEASE

FNCB Bancorp, Inc. Announces 54.6% Increase in Third Quarter 2021 Net Income

Dunmore, Pa., October 29, 2021/Globe Newswire/—FNCB Bancorp, Inc. (NASDAQ: FNCB; www.fncb.com), the parent company of Dunmore-based FNCB Bank (the “Bank”), (collectively, "FNCB") today reported net income of $6.4 million, or $0.31 per basic and diluted share, for the three months ended September 30, 2021, an increase of $2.3 million, or 54.6% from $4.1 million, or $0.20 per basic and diluted share, for the same three months of 2020.  The increase in third quarter 2021 earnings was largely due to a $2.9 million increase in net interest income, coupled with a $0.5 million release of loan and lease loss reserves and a $0.3 million decrease in non-interest expense. These positive factors were partially offset by a $1.1 million reduction in non-interest income. For the nine months ended September 30, 2021, net income totaled $17.4 million, or $0.86 per basic and diluted share, an increase of $7.2 million, or 70.9%, from $10.2 million, or $0.50 per basic and diluted share, for the same nine months of 2020. The earnings improvement for the year-to-date period ending September 30, 2021 was primarily due to a $7.6 million increase in net interest income. Additionally, a $0.2 million release of reserves for the year-to-date period of 2021 compared to a provision of loan and lease losses of $2.1 million for the same period of 2020, contributed to the improvement in earnings. Partially offsetting these favorable variances was a $0.8 million decrease in non-interest income and a $0.4 million increase in non-interest expense.

For the three and nine months ended September 30, 2021, the annualized return on average assets was 1.58% and 1.52%, respectively, and 1.15% and 1.03%, respectively, for the same period of 2020. The annualized return on average equity was 15.61% and 14.76%, respectively for the three and nine months ended September 30, 2021, compared to 11.05% and 9.63%, for the comparable periods of 2020. FNCB declared and paid dividends to holders of common stock of $0.075 per share for the third quarter of 2021 and $0.195 per share for the nine months ended September 30, 2021, compared to $0.055 and $0.165 per share for the same periods of 2020.

Third quarter 2021 results as compared to the third quarter of 2020:

●	Third quarter net income increased $2.3 million, or 54.6%, to $6.4 million, or $0.31 per share in 2021 compared to $4.1 million, or $0.20 per share in 2020;
●	Yield on earning assets (FTE) decreased 2 basis points to 3.63% in 2021 from 3.65% in 2020;
●	Cost of funds decreased 36 basis points to 0.23% in 2021 from 0.59% in 2020;
●	Net interest margin (FTE) increased 27 basis points to 3.46% in 2021, compared to 3.19% in 2020;
●	Credit for loan and lease losses of $0.5 million in 2021, compared to a $0.1 million provision in 2020;
●	Non-interest income decreased $1.1 million, or 38.0%;
●	Non-interest expense decreased $0.3 million, or 4.4%; and
●	Efficiency ratio improved to 51.18% in 2021 compared to 66.66% in 2020.

Summary financial position at September 30, 2021 as compared to December 31, 2020:

●	Total assets grew $200.2 million, or 13.7%, to $1.666 billion at September 30, 2021 from $1.466 billion at December 31, 2020;
●	Loans and leases, net of deferred loan fees and cost and unearned income, increased $57.3 million, or 6.4%, to $958.4 million at September 30, 2021 from $901.1 million at December 31, 2020;
●	Included in net loans and leases, were PPP loans outstanding, net of loan origination fees and costs, of $47.5 million at September 30, 2021, and $76.0 million at December 31, 2020;
●	Total deposits increased $194.6 million, or 15.1% to $1.482 billion at September 30, 2021 from $1.287 billion at December 31, 2020;
●	Non-performing loans as a percentage of total loans improved to 0.47% at September 30, 2021 from 0.62% at December 31, 2020;
●	Tangible book value was $8.10 per share at September 30, 2021, an increase of $0.40 per share, or 5.2%, from $7.70 per share at December 31, 2020; and
●	The Bank was well capitalized with total risk-based capital and leverage ratios of 15.91% and 9.80%, respectively, at September 30, 2021, and 15.79% and 9.57%, respectively, at December 31, 2020.

"We are very pleased with our third quarter 2021 results," stated Gerard A. Champi, President and CEO. "We continued to expand our balance sheet, with total assets increasing $200.2 million year-to-date, as we strategically redirected excess liquidity from deposit inflows, into the investment portfolio. Our net interest income continued to be favorably impacted by reduced funding costs, origination fees recognized on forgiven PPP loans and organic loan growth, as borrowers took advantage of our proprietary "WOW" mortgage product. During the third quarter, we also expanded our commercial credit product offerings to include commercial equipment financing, through direct finance leases and simple interest loans. We hired a team of experienced professionals to establish this lending program, which is doing business under the name of 1st Equipment Finance. We expect that this new product offering will positively impact future revenues and enhance our net interest margin going forward. We continue to experience improvement in asset quality with further reductions in non-accrual loan levels and delinquency rates. We believe our balance sheet is well positioned as we look ahead to 2022," concluded Champi.

COVID-19 Pandemic Update

FNCB originated 679 PPP loans totaling $76.2 million during the first half of 2021 under a second round of funding and received $3.6 million in related loan origination fees associated with these originations, which was deferred and is being recognized upon forgiveness or repayment. As of September 30, 2021, PPP loans outstanding were $47.4 million, net of $2.0 million in net deferred origination fees. FNCB has been actively assisting customers through the forgiveness process. During the nine months ended September 30, 2021, FNCB received forgiveness for PPP loans totaling $105.4 million and expects to receive forgiveness for the majority of the balance PPP loans outstanding by the end of 2021.

During the first nine months of 2021, widespread availability and distribution of vaccines has led to improved economic growth across the United States and more specifically within our market area. However, lingering effects from the COVID-19 pandemic, including the effects of variants, such as the Delta variant, continue to impact employment and supply-chains affecting national, regional and local economies. FNCB branches are open, and while fully operational, FNCB continues to follow CDC and Commonwealth of Pennsylvania guidance and take additional precautions to ensure the safety of its customers and its employees.

Regarding our banking operations, commercial activity within our market area, while improving, remains volatile and has not returned to pre-pandemic levels. Economic restrictions adopted in 2020 caused many borrowers to request payment deferrals and other payment accommodations. As of the end of the third quarter of 2021, all have resumed making contractual principal and interest payments. While positive developments have occurred, management is keenly aware that uncertainty regarding the pandemic still exists.  Additionally, FNCB's commercial customer base includes businesses in industries such as automobile, hotel/lodging, restaurants, hospitality, and retail and commercial real estate, all of which have been significantly and adversely impacted in 2020 and 2021 by economic restrictions and employment and supply-chain constraints related to the COVID-19 pandemic. Management continues to closely monitor customers within these industries as the economic recovery continues to unfold.

Management expects the COVID-19 pandemic, as well as certain provisions of legislative and regulatory relief efforts, to continue to impact FNCB's operations. At this time, management cannot determine or estimate the full magnitude of the impact and cannot provide any assurances as to the effect on FNCB's results of operations or financial position. The FNCB team will continue to work diligently to address any issues related to the COVID-19 pandemic in a safe and sound manner as they arise. Management believes that FNCB's balance sheet and capital position are strong and will allow FNCB to withstand any further challenges that may be presented.

Summary Results

Net interest income on a tax-equivalent basis increased $2.9 million, or 28.7%, to $13.0 million for the three months ended September 30, 2021 from $10.1 million for the comparable period of 2020. The improvement in tax-equivalent net interest income primarily reflected an increase in tax-equivalent interest income of $2.1 million or 17.9%, to $13.6 million for the third quarter of 2021 from $11.5 million for the same quarter of 2020, coupled with a decrease in interest expense of $0.8 million, or 56.8%, to $0.6 million from $1.4 million comparing the third quarters of 2021 and 2020. The $2.1 million, or 17.9%, increase in tax-equivalent interest income comparing the third quarters of 2021 and 2020 largely reflected higher volumes of earning assets, coupled with a net increase in the tax-equivalent yield on the loan portfolio. Total average earning assets increased $236.3 million, or 18.7%, to $1.500 billion for the three months ended September 30, 2021 from $1.263 billion for the same three months of 2020, which reflected growth in both average loan and lease balances and average security balances. The tax-equivalent yield on the loan portfolio increased 62 basis points to 4.47% for the three months ended September 30, 2021 compared to 3.85% for the same three months of 2020. Loan yields were favorably impacted by the recognition of $1.5 million in net deferred loan origination fees on forgiven PPP loans. Partially offsetting the positive impact due to the increase in loan and lease yields, was a 59-basis point reduction in the tax-equivalent yield on the securities portfolio to 2.52% for the third quarter of 2021 from 3.11% for the same quarter of 2020. The $0.8 million, or 56.8%, decrease in interest expense was primarily due to a 36-basis point reduction in the cost of funds to 0.23% for the three months ended September 30, 2021 from 0.59% for the same three months of 2020. Specifically, the average rate paid for interest-bearing deposits decreased 33 basis points to 0.22% for the third quarter of 2021 from 0.55% for the same period of 2020, which reflected the reduction in market interest rates and repricing of higher-costing time deposits upon maturity. FNCB experienced strong deposit growth due to additional fiscal stimulus and changes in consumer and business spending due to the reduction in economic activity and uncertainty related to the COVID-19 pandemic. FNCB also experienced migration of time deposits into non-maturity deposits, due to sustained low market rates. Specifically, average interest-bearing deposits increased $136.6 million, or 14.5%, to $1.080 billion from $943.8 million comparing the third quarters of 2021 and 2020, respectively. Average interest-bearing demand deposits increased $136.8 million, or 21.4%, to $774.9 million for the third quarter of 2021 compared to $638.1 million for the same quarter of 2020, while average savings deposits increased $24.4 million, or 23.2%, to $129.8 million from $105.4 million comparing the third quarters of 2021 and 2020, respectively. Conversely, average time deposits decreased $24.7 million, or 12.3%, to $175.6 million for the three months ended September 30, 2021 from $200.3 million for the same three months of 2020.

On a year-to-date basis, tax-equivalent net interest income increased $7.7 million, or 26.5%, to $36.9 million for the nine months ended September 30, 2021 from $29.2 million for the comparable period of 2020. The improvement in tax-equivalent net interest income was due primarily to a $4.9 million, or 14.3%, increase in tax-equivalent interest income, coupled with a $2.8 million, or 55.5%, decrease in interest expense. The increase in tax-equivalent interest income for the year-to-date period resulted mainly from the recognition of $3.9 million in PPP origination fees upon forgiveness and a $196.0 million, or 16.3%, increase in average earning asset balances. The $2.8 million, or 55.5%, decrease in interest expense resulted primarily from a decrease in funding costs and a reduction in average borrowed funds, partially offset by an increase in average interest-bearing deposits. FNCB's total cost of funds decreased 43 basis points to 0.29% for the nine months ended September 30, 2021 from 0.72% for the same nine months of 2020, which largely reflected a decrease in the cost of interest-bearing deposits of 39 basis points to 0.27% from 0.66%, respectively, comparing the nine months ended September 30, 2021 and 2020. Regarding volumes of interest-bearing liabilities, average borrowed funds decreased $54.7 million, or 84.1%, to $10.3 million for the nine months ended September 30, 2021, from $65.0 million for the same period of 2020, which reflected deposit oversupply as average interest-bearing deposits increased $161.2 million or 18.5% to 1.033 billion for the nine months ended September 30, 2021 from $872.1 million for the same period of 2020.

FNCB’s tax-equivalent net interest margin improved 27 basis points to 3.46% for the third quarter of 2021 from 3.19% for the same quarter of 2020. On a year-to-date basis, the tax equivalent net interest margin improved 28 basis points to 3.51% for the nine months ended September 30, 2021, from 3.23% for the same nine-month period of 2020. The margin improvement was primarily impacted by activity related to PPP loans, coupled with a decrease in funding costs.

For the three months ended September 30, 2021, non-interest income decreased $1.1 million, or 38.0%, to $1.8 million from $2.9 million for the three months ended September 30, 2020. The decrease was largely due to reductions in net gains on equity securities, net gains on the sale of available-for-sale debt securities and net gains on the sale of mortgage loans held for sale, partially offset by an increase in deposit service charges. For the three months ended September 30, 2021, net gains on equity securities were $156 thousand, a decrease of $690 thousand, or 81.6%, compared to $846 thousand for the same three months of 2020. Additionally, there were no net gains realized on the sale of available-for-sale debt securities during the three months ended September 30, 2021. Comparatively, net gains realized on the sale of available-for-sale debt securities were $433 thousand for the same three-month period of 2020. Net gains on the sale of mortgage loans held for sale were $41 thousand for the third quarter of 2021, a decrease of $145 thousand, or 78.0%, compared to $186 thousand for the same quarter of 2020. These reductions were partially offset by a $165 thousand, or 19.6%, increase in deposit service charges to $1.0 million for the three months ended September 30, 2021 compared to $844 thousand for the three months ended September 30, 2020, which reflected increases in debit card and NSF fees. For the nine months ended September 30, 2021, non-interest income decreased $0.9 million, or 11.7%, to $6.3 million from $7.2 million for the same period of 2020. Similar to the quarterly period, the year-to-date decrease resulted primarily from decreases in net gains on available-for-sale debt securities, net gains on equity securities and net gains on the sale of mortgage loans held for sale. Net gains on the sale of available-for-sale securities decreased $1.3 million, or 85.8%, to $213 thousand for the nine months ended September 30, 2021 compared to $1.5 million for the same nine-month period of 2020. This was coupled with a $308 thousand, or 35.7% decrease in net gains on the sale of equity securities and $153 thousand, or 32.9%, decrease in the net gain on the sale of mortgage loans held for sale comparing the nine months ended September 30, 2021 and 2020. In addition, loan referral fees decreased $284 thousand, or 84.1%, to $54 thousand for the nine months ended September 30, 2021 from $338 thousand for the same nine months of 2020. These decreases were partially offset by a $462 thousand, or 19.4%, increase in deposit service charges, resulting primarily from an increase in debit card usage, and a settlement in the amount of $426 thousand from a bank-owned life insurance death benefit claim that was recognized in 2021. Loan-related fees increased $114 thousand, or 57.1%, to $314 thousand for the nine months ended September 30, 2021 from $200 thousand for the same period of 2020. The increase in loan-related fees was due primarily to the recognition of servicing fees on loans originated under the Main Street Lending Program.

Non-interest expense decreased $343 thousand, or 4.4% to $7.5 million for the three months ended September 30, 2021 from $7.8 million for the three months ended September 30, 2020, which primarily reflected decreases in other operating expenses and professional fees. Other operating expenses decreased $612 thousand, or 52.4% to $556 thousand for the third quarter of 2021, compared to $1.2 million for the same quarter of 2020. During the third quarter of 2020, FNCB incurred penalties of $399 thousand related to the prepayment of high-costing FHLB advances. There were no such penalties incurred during 2021. The reduction in other operating expenses was coupled with a $126 thousand, or 45.2%, decrease in professional fees to $153 thousand for the three months ended September 30, 2021 from $279 thousand for the same three-month period of 2020. These decreases were partially offset by increases in salaries and benefits and data processing expenses. Salaries and benefits increased $187 thousand, or 4.9%, to $4.0 million for the three months ended September 30, 2021, from $3.8 million for the same period in 2020. Data processing costs increased $207 thousand, or 27.5%, to $961 thousand for the third quarter of 2021 from $754 thousand, when compared to the same quarter of 2020.  For the nine months ended September 30, 2021, non-interest expense increased $425 thousand, or 2.0%, to $21.9 million compared to $21.5 million for the same nine-month period of 2020. The increase was primarily due to increased salaries and employee benefits, data processing expenses and regulatory assessments, partially offset by a reduction in other operating expenses. Salaries and employee benefits increased $534 thousand, or 4.7%, to $11.8 million at September 30, 2021, compared to $11.3 million for the nine months ended September 30, 2020, reflecting higher full-time salaries, payroll taxes and benefits associated with staff additions. Data processing expenses increased $477 thousand, or 21.8%, to $2.7 million for the nine months ended September 30, 2021, compared to $2.2 million for the same period of 2020, which included added costs associated with a remote work environment, enhancements made to FNCB's digital banking services, including cybersecurity protection, and higher software costs. Regulatory assessments increased $204 thousand, or 79.8%, to $460 thousand at September 30, 2021, from $256 thousand for the nine months ended September 30, 2020, which reflected the utilization of the remaining FDIC small bank assessment credits in 2020.

Asset Quality

FNCB's asset quality improved throughout 2021, as total non-performing loans decreased $1.1 million, or 19.8%, to $4.5 million, or 0.47% of total loans, at September 30, 2021 from $5.6 million, or 0.62% of total loans, at December 31, 2020. The improvement primarily reflected the payoff of one commercial relationship, strong repayment activity and the return of several loans to accrual status. Year-over-year, non-performing loans decreased $1.7 million, or 27.5%, from $6.2 million, or 0.64% of total loans, at September 30, 2020. FNCB’s loan delinquency rate (total delinquent loans as a percentage of total loans) improved to 0.61% at September 30, 2021, compared to 0.99% at December 31, 2020 and 0.81% at September 30, 2020. FNCB recorded a credit to provision for loan and lease losses of $0.5 million for the third quarter of 2021 compared to $0.1 million provision for the same quarter of 2020. For the nine months ended September 30, 2021, the credit to provision for loan and lease losses totaled $0.2 million compared to $2.0 million provision for the same period of 2020. The credit provisioning in 2020 was directly related to the economic disruption and uncertainty caused by the onset of the COVID-19 pandemic. The allowance for loan and lease losses was $12.0 million, or 1.25% of total loans, at September 30, 2021, compared to $11.9 million, or 1.33% of total loans, at December 31, 2020 and $12.3 million, or 1.28% of total loans, at September 30, 2020. Excluding PPP loans, which are 100.0% guaranteed by the federal government, this ratio was 1.32% at September 30, 2021.

Financial Condition

Total assets increased $200.2 million, or 13.7%, to $1.666 billion at September 30, 2021 from $1.466 billion at December 31, 2020. The change in total assets primarily reflected increases in net loans and leases, available-for-sale debt securities and cash and cash equivalents. Available-for-sale debt securities increased $120.3 million, or 34.4%, to $470.3 million at September 30, 2021 from $350.0 million at December 31, 2020, which was primarily due to the deployment of excess liquidity into the investment portfolio. Also contributing to balance sheet expansion was a $57.2 million, or 6.4%, increase in net loans and leases to $946.4 million at September 30, 2021 from $889.2 million at December 31, 2020, primarily due to the origination and funding of a second round of PPP loans, partially offset by PPP loan forgiveness. Cash and cash equivalents increased $18.4 million, or 11.8%, to $174.2 million at September 30, 2021 from $155.8 million at December 31, 2020. Total deposits increased $194.6 million, or 15.1%, to $1.482 billion at September 30, 2021 from $1.287 billion at December 31, 2020. Total borrowed funds, comprised entirely of FNCB's junior subordinated debentures, remained constant at $10.3 million at September 30, 2021 and December 31, 2020.

Total shareholders’ equity increased $6.1 million, or 4.0%, to $162.0 million at September 30, 2021 from $155.9 million at December 31, 2020.  The increase in capital was primarily due to net income for the nine months ended September 30, 2021 of $17.4 million, partially offset by $3.9 million in dividends declared and paid for the nine months ended September 30, 2021, a $5.5 million decrease in accumulated other comprehensive income related primarily to the depreciation in the fair value of FNCB's available-for-sale debt securities, net of deferred taxes, and $2.4 million for the repurchase of 330,759 common shares under a board authorized stock repurchase program. FNCB Bank was considered well capitalized with total risk-based capital and Tier 1 leverage ratios of 15.91% and 9.80% at September 30, 2021, and 15.79% and 9.57% at December 31, 2020, respectively.

Availability of Filings

Copies of FNCB’s most recent Annual Report on Form 10-K and Quarterly Reports on form 10-Q will be provided upon request from: Shareholder Relations, FNCB Bancorp, Inc., 102 East Drinker Street, Dunmore, PA 18512 or by calling (570) 348-6419. FNCB’s SEC filings including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are also available free of charge on the Investor Relations page of FNCB’s website, www.fncb.com, and on the SEC website at: http://www.sec.gov/edgar/searchedgar/companysearch.html

About FNCB Bancorp, Inc.:

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for over 110 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 17 community offices located in Lackawanna, Luzerne and Wayne Counties and remains dedicated to making its customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and Chief Financial Officer

FNCB Bank

(570) 348-6419

james.bone@fncb.com

FNCB may from time to time make written or oral “forward-looking statements,” including statements contained in our filings with the Securities and Exchange Commission (“SEC”), in our reports to shareholders, and in our other communications, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “future” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause FNCB’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the effect of the novel Coronavirus Disease 2019 ("COVID-19") pandemic on FNCB and its customers, the Commonwealth of Pennsylvania and the United States, related to the economy and overall financial stability; government and regulatory responses to the COVID-19 pandemic; government intervention in the U.S. financial system including the effects of recent legislative, tax, accounting and regulatory actions and reforms, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Tax Cuts and Jobs Act; political instability; the ability of FNCB to manage credit risk; weakness in the economic environment, in general, and within FNCB’s market area; the deterioration of one or a few of the commercial real estate loans with relatively large balances contained in FNCB’s loan portfolio; greater risk of loan defaults and losses from concentration of loans held by FNCB, including those to insiders and related parties; if FNCB’s portfolio of loans to small and mid-sized community-based businesses increases its credit risk; if FNCB’s ALLL is not sufficient to absorb actual losses or if increases to the ALLL were required; FNCB is subject to interest-rate risk and any changes in interest rates could negatively impact net interest income or the fair value of FNCB's financial assets; if management concludes that the decline in value of any of FNCB’s investment securities is other-than-temporary could result in FNCB recording an impairment loss; if FNCB’s risk management framework is ineffective in mitigating risks or losses to FNCB; if FNCB is unable to successfully compete with others for business; a loss of depositor confidence resulting from changes in either FNCB’s financial condition or in the general banking industry; if FNCB is unable to retain or grow its core deposit base; inability or insufficient dividends from its subsidiary, FNCB Bank; if FNCB loses access to wholesale funding sources; interruptions or security breaches of FNCB’s information systems; any systems failures or interruptions in information technology and telecommunications systems of third parties on which FNCB depends; security breaches; if FNCB’s information technology is unable to keep pace with growth or industry developments or if technological developments result in higher costs or less advantageous pricing; the loss of management and other key personnel; dependence on the use of data and modeling in both its management’s decision-making generally and in meeting regulatory expectations in particular; additional risk arising from new lines of business, products, product enhancements or services offered by FNCB; inaccuracy of appraisals and other valuation techniques FNCB uses in evaluating and monitoring loans secured by real property and other real estate owned; unsoundness of other financial institutions; damage to FNCB’s reputation; defending litigation and other actions; dependence on the accuracy and completeness of information about customers and counterparties; risks arising from future expansion or acquisition activity; environmental risks and associated costs on its foreclosed real estate assets; any remediation ordered, or adverse actions taken, by federal and state regulators, including requiring FNCB  to act as a source of financial and managerial strength for the FNCB Bank in times of stress;  costs arising from extensive government regulation, supervision and possible regulatory enforcement actions; new or changed legislation or regulation and regulatory initiatives; noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations; failure to comply with numerous "fair and responsible banking" laws; any violation of laws regarding privacy, information security and protection of personal information or another incident involving personal, confidential or proprietary information of individuals; any rulemaking changes implemented by the Consumer Financial Protection Bureau; inability to attract and retain its highest performing employees due to potential limitations on incentive compensation contained in proposed federal agency rulemaking; any future increases in FNCB Bank’s FDIC deposit insurance premiums and assessments; and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB’s filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by FNCB on its website or otherwise. FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this press release. Readers should carefully review the risk factors described in the Annual Report and other documents that FNCB periodically files with the SEC, including its Form 10-K for the year ended December 31, 2020 and Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021.

FNCB Bancorp, Inc.
Selected Financial Data

	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
	2021	2021	2021	2020	2020
Per share data:
Net income (fully diluted)	$0.31	$0.26	$0.29	$0.26	$0.20
Cash dividends declared	$0.075	$0.060	$0.060	$0.055	$0.055
Book value	$8.10	$7.99	$7.65	$7.70	$7.41
Tangible book value	$8.10	$7.99	$7.65	$7.70	$7.41
Market value:
High	$8.35	$7.98	$8.94	$7.95	$6.93
Low	$7.17	$6.90	$5.80	$5.16	$5.08
Close	$8.23	$7.27	$7.54	$6.40	$5.32
Common shares outstanding	19,985,837	20,102,602	20,240,668	20,245,649	20,243,589

Selected ratios:
Annualized return on average assets	1.58%	1.38%	1.61%	1.41%	1.15%
Annualized return on average shareholders' equity	15.61%	13.37%	15.27%	13.49%	11.05%
Efficiency ratio	51.18%	51.86%	51.87%	54.89%	66.66%
Tier I leverage ratio (FNCB Bank)	9.80%	9.90%	9.88%	9.57%	10.17%
Total risk-based capital to risk-adjusted assets (FNCB Bank)	15.91%	15.79%	16.26%	15.79%	16.09%
Average shareholders' equity to average total assets	10.14%	10.35%	10.53%	10.42%	10.40%
Yield on earning assets (FTE)	3.63%	3.80%	3.85%	4.05%	3.65%
Cost of funds	0.23%	0.30%	0.34%	0.44%	0.59%
Net interest spread (FTE)	3.40%	3.50%	3.51%	3.61%	3.06%
Net interest margin (FTE)	3.46%	3.58%	3.59%	3.70%	3.19%
Total delinquent loans/total loans	0.61%	0.56%	0.70%	0.99%	0.81%
Allowance for loan and lease losses/total loans	1.25%	1.26%	1.30%	1.33%	1.28%
Non-performing loans/total loans	0.47%	0.46%	0.52%	0.62%	0.64%
Annualized net (recoveries) charge-offs /average loans	(0.03%)	(0.02%)	0.03%	0.09%	(0.49%)

FNCB Bancorp, Inc.
Year-to-Date Consolidated Statements of Income

	Nine Months Ended
	September 30,
(in thousands, except share data)	2021	2020
Interest income
Interest and fees on loans and leases	$30,724	$27,277
Interest and dividends on securities:
Taxable	5,956	5,242
Tax-exempt	1,519	908
Dividends	176	184
Total interest and dividends on securities	7,651	6,334
Interest on interest-bearing deposits in other banks	35	25
Total interest income	38,410	33,636
Interest expense
Interest on deposits	2,098	4,327
Interest on borrowed funds
Federal Reserve Bank Discount Window advances	-	32
Federal Home Loan Bank of Pittsburgh advances	-	474
Junior subordinated debentures	143	200
Total interest on borrowed funds	143	706
Total interest expense	2,241	5,033
Net interest income before (credit) provision for loan and lease losses	36,169	28,603
(Credit) provision for loan and lease losses	(172)	2,056
Net interest income after (credit) provision for loan and lease losses	36,341	26,547
Non-interest income
Deposit service charges	2,839	2,377
Net gain on the sale of available-for-sale debt securities	213	1,504
Net gain on equity securities	556	864
Net gain on the sale of mortgage loans held for sale	312	465
Loan-related fees	314	200
Income from bank-owned life insurance	402	366
Bank-owned life insurance settlement	426	-
Loan referral fees	54	338
Merchant services revenue	453	401
Other	756	650
Total non-interest income	6,325	7,165
Non-interest expense
Salaries and employee benefits	11,796	11,262
Occupancy expense	1,490	1,520
Equipment expense	1,005	1,112
Advertising expense	491	495
Data processing expense	2,665	2,188
Regulatory assessments	460	256
Bank shares tax	1,009	878
Professional fees	524	660
Other operating expenses	2,457	3,101
Total non-interest expense	21,897	21,472
Income before income taxes	20,769	12,240
Income tax expense	3,356	2,049
Net income	$17,413	$10,191

Income per share
Basic	$0.86	$0.50
Diluted	$0.86	$0.50

Cash dividends declared per common share	$0.195	$0.165
Weighted average number of shares outstanding:
Basic	20,152,934	20,199,933
Diluted	20,164,331	20,201,289

FNCB Bancorp, Inc.
Quarter-to-Date Consolidated Statements of Income

	Three Months Ended
	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(in thousands, except share data)	2021	2021	2021	2020	2020
Interest income
Interest and fees on loans and leases	$10,696	$10,242	$9,786	$10,338	$9,078
Interest and dividends on securities
Taxable	2,070	1,980	1,906	1,832	1,698
Tax-exempt	517	516	486	465	463
Dividends	55	59	62	64	62
Total interest and dividends on securities	2,642	2,555	2,454	2,361	2,223
Interest on interest-bearing deposits in other banks	31	1	3	3	1
Total interest income	13,369	12,798	12,243	12,702	11,302
Interest expense
Interest on deposits	582	718	798	1,077	1,291
Interest on borrowed funds
Federal Reserve Bank Discount Window advances	-	-	-	-	18
Federal Home Loan Bank of Pittsburgh advances	-	-	-	-	95
Junior subordinated debentures	47	48	48	50	52
Total interest on borrowed funds	47	48	48	50	165
Total interest expense	629	766	846	1,127	1,456
Net interest income before (credit) provision for loan and lease losses	12,740	12,032	11,397	11,575	9,846
(Credit) provision for loan and lease losses	(513)	155	186	(115)	74
Net interest income after (credit) provision for loan and lease losses	13,253	11,877	11,211	11,690	9,772
Non-interest income
Deposit service charges	1,009	956	874	875	844
Net gain on the sale of available-for-sale debt securities	-	-	213	24	433
Net gain on equity securities	156	36	364	307	846
Net gain on the sale of mortgage loans held for sale	41	47	224	188	186
Loan-related fees	77	104	133	148	119
Income from bank-owned life insurance	139	142	121	116	118
Bank-owned life insurance settlement	-	4	422	-	-
Loan referral fees	38	16	-	52	76
Merchant services revenue	159	156	138	164	154
Other	223	248	285	211	194
Total non-interest income	1,842	1,709	2,774	2,085	2,970
Non-interest expense
Salaries and employee benefits	4,022	4,038	3,736	3,984	3,835
Occupancy expense	450	431	609	532	500
Equipment expense	319	333	353	365	381
Advertising expense	160	214	117	190	175
Data processing expense	961	885	819	745	754
Regulatory assessments	160	112	188	131	122
Bank shares tax	352	342	315	(92)	263
Professional fees	153	112	259	339	279
Other operating expenses	923	759	775	1,249	1,534
Total non-interest expense	7,500	7,226	7,171	7,443	7,843
Income before income taxes	7,595	6,360	6,814	6,332	4,899
Income tax expense	1,244	1,131	981	1,176	792
Net income	$6,351	$5,229	$5,833	$5,156	$4,107

Income per share
Basic	$0.31	$0.26	$0.29	$0.26	$0.20
Diluted	$0.31	$0.26	$0.29	$0.26	$0.20

Cash dividends declared per common share	$0.075	$0.060	$0.060	$0.055	$0.055
Weighted average number of shares outstanding:
Basic	19,997,021	20,222,216	20,242,262	20,241,730	20,235,384
Diluted	20,009,387	20,232,694	20,253,606	20,244,652	20,235,384

FNCB Bancorp, Inc.
Consolidated Balance Sheets

	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(in thousands)	2021	2021	2021	2020	2020
Assets
Cash and cash equivalents:
Cash and due from banks	$24,612	$24,782	$22,382	$24,822	$26,121
Interest-bearing deposits in other banks	149,581	31,160	76,172	130,989	78,895
Total cash and cash equivalents	174,193	55,942	98,554	155,811	105,016
Available-for-sale debt securities, at fair value	470,323	432,807	407,396	350,035	321,399
Equity securities, at fair value	4,777	4,303	4,267	3,026	2,719
Restricted stock, at cost	1,826	1,099	1,149	1,745	1,791
Loans held for sale	491	642	267	2,107	662
Loans and leases, net of deferred loan fees and costs and unearned income	958,408	976,538	931,943	901,102	960,229
Allowance for loan and lease losses	(12,018)	(12,285)	(12,076)	(11,950)	(12,269)
Net loans and leases	946,390	964,253	919,867	889,152	947,960
Bank premises and equipment, net	17,269	17,360	17,407	17,579	17,413
Accrued interest receivable	4,593	4,485	4,567	4,286	4,693
Bank-owned life insurance	33,355	33,216	33,074	31,712	31,596
Other assets	12,674	10,656	13,488	10,226	9,942
Total assets	$1,665,891	$1,524,763	$1,500,036	$1,465,679	$1,443,191

Liabilities
Deposits:
Demand (non-interest-bearing)	$321,952	$312,408	$319,532	$271,499	$274,110
Interest-bearing	1,160,114	1,025,770	1,003,296	1,015,949	998,128
Total deposits	1,482,066	1,338,178	1,322,828	1,287,448	1,272,238
Borrowed funds	10,310	10,310	10,310	10,310	10,310
Accrued interest payable	56	87	99	108	139
Other liabilities	11,509	15,574	11,869	11,953	10,458
Total liabilities	1,503,941	1,364,149	1,345,106	1,309,819	1,293,145

Shareholders' equity
Preferred stock	-	-	-	-	-
Common stock	24,982	25,128	25,300	25,307	25,304
Additional paid-in capital	80,000	80,591	81,640	81,587	81,500
Retained earnings	48,541	43,698	39,691	35,080	31,044
Accumulated other comprehensive income	8,427	11,197	8,299	13,886	12,198
Total shareholders' equity	161,950	160,614	154,930	155,860	150,046
Total liabilities and shareholders’ equity	$1,665,891	$1,524,763	$1,500,036	$1,465,679	$1,443,191

FNCB Bancorp, Inc.
Summary Tax-equivalent Net Interest Income

	Three Months Ended
	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(dollars in thousands)	2021	2021	2021	2020	2020
Interest income
Loans:
Loans - taxable	$10,364	$9,897	$9,401	$9,938	$8,688
Loans - tax-free	420	437	487	506	494
Total loans	10,784	10,334	9,888	10,444	9,182
Securities:
Securities, taxable	2,125	2,039	1,968	1,896	1,760
Securities, tax-free	654	653	615	589	586
Total interest and dividends on securities	2,779	2,692	2,583	2,485	2,346
Interest-bearing deposits in other banks	31	1	3	3	1
Total interest income	13,594	13,027	12,474	12,932	11,529
Interest expense
Deposits	582	718	798	1,077	1,291
Borrowed funds	47	48	48	50	165
Total interest expense	629	766	846	1,127	1,456
Net interest income	$12,965	$12,261	$11,628	$11,805	$10,073

Average balances
Earning assets:
Loans:
Loans - taxable	$921,648	$909,833	$873,544	$889,964	$908,095
Loans - tax-free	43,091	44,583	46,897	46,444	44,826
Total loans	964,739	954,416	920,441	936,408	952,921
Securities:
Securities, taxable	357,684	326,848	286,128	255,111	232,081
Securities, tax-free	82,706	82,304	75,876	71,154	69,973
Total securities	440,390	409,152	362,004	326,265	302,054
Interest-bearing deposits in other banks (a)	94,434	7,042	13,490	14,808	8,286
Total interest-earning assets (a)	1,499,563	1,370,610	1,295,935	1,277,481	1,263,261
Non-earning assets (a)	105,912	145,861	175,301	181,708	159,037
Total assets	$1,593,014	$1,516,471	$1,471,236	$1,459,189	$1,422,298
Interest-bearing liabilities:
Deposits	$1,080,312	$1,019,612	$999,085	$1,016,916	$943,754
Borrowed funds	10,419	10,310	10,310	10,310	51,629
Total interest-bearing liabilities	1,090,731	1,029,922	1,009,395	1,027,226	995,383
Demand deposits	325,571	317,670	294,525	268,531	267,636
Other liabilities	15,258	11,998	12,413	11,377	11,384
Shareholders' equity	161,454	156,881	154,903	152,055	147,895
Total liabilities and shareholders' equity	$1,593,014	$1,561,471	$1,471,236	$1,459,189	$1,422,298

Yield/Cost
Earning assets:
Loans:
Interest and fees on loans - taxable	4.50%	4.35%	4.30%	4.47%	3.83%
Interest and fees on loans - tax-free	3.90%	3.92%	4.15%	4.36%	4.41%
Total loans	4.47%	4.33%	4.30%	4.46%	3.85%
Securities:
Securities, taxable	2.38%	2.50%	2.75%	2.97%	3.03%
Securities, tax-free	3.16%	3.17%	3.24%	3.31%	3.35%
Total securities	2.52%	2.63%	2.85%	3.05%	3.11%
Interest-bearing deposits in other banks (a)	0.13%	0.06%	0.09%	0.08%	0.05%
Total earning assets (a)	3.63%	3.80%	3.85%	4.05%	3.65%
Interest-bearing liabilities:
Interest on deposits	0.22%	0.28%	0.32%	0.42%	0.55%
Interest on borrowed funds	1.80%	1.86%	1.86%	1.94%	1.28%
Total interest-bearing liabilities	0.23%	0.30%	0.34%	0.44%	0.59%
Net interest spread (a)	3.40%	3.50%	3.51%	3.61%	3.06%
Net interest margin (a)	3.46%	3.58%	3.59%	3.70%	3.19%

(a) Reflects revisions to average balances for the three months ended September 30, 2020 to reclassify certain average deposits in other banks from interest-bearing deposits in other banks to non-earning assets in the amount of $62,315.

FNCB Bancorp, Inc.
Asset Quality Data

	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(in thousands)	2021	2021	2021	2020	2020
At period end
Non-accrual loans, including non-accruing troubled debt restructured loans (TDRs)	$4,475	$4,555	$4,842	$5,581	$6,176
Loans past due 90 days or more and still accruing	-	-	-	-	-
Total non-performing loans	4,475	4,555	4,842	5,581	6,176
Other real estate owned (OREO)	54	236	58	58	58
Other non-performing assets	1,773	1,773	1,900	1,900	1,900
Total non-performing assets	$6,302	$6,564	$6,800	$7,539	$8,134

Accruing TDRs	$6,666	$6,823	$6,962	$6,975	$7,216

For the three months ended
Allowance for loan and lease losses
Beginning balance	$12,285	$12,076	$11,950	$12,269	$11,024
Loans charged-off	255	136	361	338	582
Recoveries of charged-off loans	501	190	301	134	1,753
Net (recoveries) charge-offs	(246)	(54)	60	204	(1,171)
(Credit) provision for loan and lease losses	(513)	155	186	(115)	74
Ending balance	$12,018	$12,285	$12,076	$11,950	$12,269

FNCB Bancorp, Inc.
Non-GAAP Reconciliations

	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(dollars in thousands)	2021	2021	2021	2020	2020
Annualized net interest margin:
Net interest margin (1 divided by 3)	3.46%	3.58%	3.59%	3.70%	3.19%
Net interest margin, excluding PPP loans (non-GAAP) (2 divided by 4)	3.15%	3.45%	3.37%	3.49%	3.40%

Net interest income (FTE) (1)	$12,965	$12,261	$11,628	$11,805	$10,073
PPP loan interest and fee income	1,709	1,319	1,499	1,485	298
Net interest income (FTE), excluding PPP loans (non-GAAP) (2)	$11,256	$10,942	$10,129	$10,320	$9,775

Average earning assets (3)(a)	$1,499,563	$1,370,610	$1,295,935	$1,277,481	$1,263,261
Average PPP loans	69,132	101,779	94,801	95,837	114,395
Average earning assets, excluding PPP loans (non-GAAP) (4)	$1,430,431	$1,268,831	$1,201,134	$1,181,644	$1,148,866

Allowance for loan and lease losses/total period end loans
Allowance for loans and lease losses/total period end loans (5 divided by 6)	1.25%	1.26%	1.30%	1.33%	1.28%
Allowance for loans and lease losses/total period end loans, excluding PPP loans (5 divided by 7)	1.32%	1.37%	1.46%	1.45%	1.45%

Allowance for loans and lease losses (5)	$12,018	$12,285	$12,076	$11,950	$12,269

Total period end loans (6)	$958,408	$976,538	$931,943	$901,102	$960,229
PPP loans outstanding at period end	49,434	82,354	103,466	76,004	114,784
Total period end loans, excluding PPP loans (7)	$908,974	$894,184	$828,477	$825,098	$845,445

(a) Reflects revisions to average balances for the three months ended September 30, 2020 to reclassify certain average deposits in other banks from interest-bearing deposits in other banks to non-earning assets in the amount of $62,315.